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                                                                   EXHIBIT 10.67

                              SYMANTEC CORPORATION
                               10201 Torre Avenue
                        Cupertino, California 95014-1232

                                 April 11, 1999

Mr. John W. Thompson
82 Old Hill Road
Westport, CT 06880

Via Fax: 203-227-4446

                              Employment Agreement

Dear John:

     On behalf of the Board of Directors of Symantec Corporation, I am pleased to offer you the position of President and Chief Executive Officer of Symantec on the terms set forth below.

     1. Position. You will be employed by Symantec as its President and Chief Executive Officer effective commencing upon the date of your resignation from your current employer (the "Commencement Date"). As such you will have overall responsibility for the management of Symantec and will report directly to its Board of Directors. During your term, you will also be appointed to the Board of Directors and serve as Chairman of the Board. During the term of your employment, you will be expected to devote your full working time and attention to the business of Symantec, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Symantec. Notwithstanding the foregoing, you may remain a director of businesses with respect to which you are a director on the Commencement Date and you may serve on boards of charitable organizations or own up to 1% of the outstanding equity securities of any corporation whose stock is listed on a national stock exchange. You will also be expected to comply with and be bound by the Company's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

     2. Base Salary. Your initial base annual salary will be $600,000, payable in accordance with Symantec's normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased from time to time, in the discretion of the Board of Directors, but in any event such compensation shall not be reduced below $600,000, during your term of employment.


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     3.   Bonus. (a) For the balance of the calendar year 1999, you will be eligible to receive a prorated portion of a target bonus equal to 100% of your base annual salary in accordance with Symantec's CY 1999 President and CEO Variable Compensation Plan ("VCP"), a copy of which is attached to this letter as Exhibit A. The plan includes (i) quarterly bonus targets of 12.5% of base annual salary each quarter based on achievement of quarterly metrics for total revenue and earnings per share and (ii) an annual bonus target of 50% of base annual salary based on achievement of overall calendar year revenue growth and EPS results. Achieving results greater than planned performance can yield up to an additional 50% of base annual salary. Your maximum bonus potential for the combined quarterly and annual bonus is 150% of base annual salary, prorated for the portion of the year that you are employed by Symantec. Because you will be starting during the second quarter of the year, your target bonus of $75,000 for the quarter ending June 30, 1999 will be guaranteed and paid regardless of whether the quarterly metrics are achieved, and you will receive a guaranteed annual bonus for calendar year 1999 equal to $75,000 plus one half of the amount that would have been payable if you had been employed by Symantec for the full year based on the annual revenue growth and EPS results; it being understood that if the actual calendar 1999 results for Symantec result in a higher bonus entitlement for you under the terms of the VCP, you shall be entitled to the maximum bonus potential otherwise payable to you under the VCP.

          (b) Notwithstanding any other provision of this agreement to the contrary, you will, during the term of your employment, be provided with the maximum bonus and incentive opportunity offered to any senior executive of Symantec and to the extent that any other individual is offered a more favorable bonus or incentive opportunity (whether in connection with recruitment or ongoing employment) your incentive and bonus opportunity for the year in question shall be adjusted retroactively to give effect to such changes.

     4.   Stock Options and Restricted Stock.

          (a) On the Commencement Date, the Compensation Committee of the Board of Directors shall grant you options to purchase 1,000,000 shares of Symantec common stock at an exercise price equal to its closing price on the last trading day prior to the Commencement Date. These options will vest and become exercisable over a five year period, with 200,000 shares vesting and becoming exercisable on the first anniversary of your employment and the remaining 800,000 shares vesting and becoming exercisable ratably on a monthly basis as of the first day of each month over the following four years. Except as otherwise indicated in this agreement, the vested portion of the options may be exercised at any time until the earlier of one year after the termination of your employment or ten years after the grant of such options. A portion of these stock options will be designated as "incentive stock options" under Symantec's stock options plan to the extent permitted by the Internal Revenue Code (up to $100,000 in aggregate amount exercisable per year), and the balance of the options will be nonqualified stock options. You should consult a tax advisor concerning your income tax consequences before exercising any of the options. Notwithstanding any other provision of this Section 4(a) to the contrary, upon "Involuntary Termination," "Termination without Cause," or "Termination for Death or Disability," unvested options and shares of restricted stock shall immediately vest as provided below. Symantec shall register the shares issuable under the options and the shares of

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restricted stock on a Form S-8 registration statement prior to the initial vesting date for such options and shares and shall keep such registration statement in effect for the entire period the options and shares remain outstanding.

          (b) You will be granted 100,000 shares of restricted common stock on your first date of employment for a purchase price equal to the par value of the common stock of $0.01 per share. These shares of restricted stock will vest over a two-year period, with 50,000 shares vesting on the first anniversary of your employment and the remaining 50,000 shares vesting on the second anniversary of your employment. These shares of restricted stock will not be transferable by you until they are vested. Unvested shares will be subject to repurchase by Symantec at $0.01 per share upon termination or your employment, except as otherwise provided below. Unless you elect to be taxed upon receipt of the restricted stock (by filing a special Section 83(b) election with the IRS within 30 days), you will be taxed (and subject to income tax withholding) on the value of the restricted stock as the shares vest. Again, you should consult a tax advisor concerning the tax consequences.

     5. Other Benefits. You will be entitled to the following additional benefits:

          (a) You will be eligible for the normal vacation, health insurance, 401(k), Employee Stock Purchase Plan and other benefits offered to all Symantec senior executives of similar rank and status.

          (b) As President and Chief Executive Officer, you will be eligible for the following executive benefits: participation in Symantec's Nonqualified Deferred Compensation Plan, which permits you to defer receipt of up to 50% of your annual base salary and bonus on a tax deferred basis; a company car or car allowance in accordance with Symantec's company car policy; reimbursement for up to $3,000 per year for tax preparation services; reimbursement for up to $2,000 per year for membership in professional organizations related to Symantec's business; and reimbursement for up to $1,000 per year for an annual physical examination.

          (c) You will be eligible for reimbursement for certain expenses incurred in connection with your relocation to California as set forth in the Relocation Agreement attached to this letter as Exhibit B; provided that no repayment will be required upon an Involuntary Termination, a Termination without Cause, or a Termination for Death or Disability.

          (d) Symantec will provide you with a recourse loan in an amount equal to your existing equity in your Connecticut home on an interest-free basis for a period of one year in order to assist you in financing your residence in the Bay Area. This loan shall be secured by a second mortgage on such new residence. This loan shall be due and payable one year from the date of such loan (two years from the date of such loan in the case of your termination of employment, other than a Voluntary Termination or Termination for Cause, within such one-year period).

     6. At-Will Employment and Termination. Your employment with Symantec will be at-will and may be terminated by you or by Symantec at any time for any reason as follows:

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          (a) You may terminate your employment upon written notice to the
Board of Directors at any time for "Good Reason," as defined below (an "Involuntary Termination");

          (b) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion without Good Reason ("Voluntary Termination");

          (c) Symantec may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

          (d) Symantec may terminate your employment upon written notice to you at any time in the sole discretion of two-thirds (2/3) of the entire Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

          (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

     7. DEFINITIONS. As used in this agreement, the following terms have the following meanings:

         (a) "Good Reason" means (i) a material reduction in your duties that is inconsistent with your position as President and Chief Executive Officer of Symantec or a change in your reporting relationship such that you no longer report directly to the Board of Directors; (ii) your no longer being President and Chief Executive Officer of Symantec or, in the case of a Change in Control, of the surviving entity or acquiror that results from any Change in Control;
(iii) any reduction in your base annual salary or target quarterly or annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Symantec without your consent or material breach by Symantec of any of its obligations hereunder after providing Symantec with written notice and an opportunity to cure within seven (7) business days; (iv) a requirement by Symantec that you relocate your principal office to a facility more than 50 miles from Symantec's current headquarters; or (v) failure of any successor to assume this agreement pursuant to Section 13(d) below.

         (b) "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to Symantec (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Symantec, after a demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Symantec; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Symantec. No act or failure to act by you shall be considered "willful" if done or omitted by you


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in good faith with reasonable belief that your action or omission was in the best interest of Symantec.

          (c) "Change in Control" means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Symantec representing forty (40%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Symantec in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Symantec or a liquidation or dissolution of Symantec, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Symantec subsequent to the Commencement Date, whose election, or nomination for election by Symantec stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

     8. Separation Benefits. Upon termination of your employment with Symantec for any reason, you will receive payment for all salary, prorated quarterly bonus and annual bonus and unpaid vacation accrued to the date of your termination of employment; your benefits will be continued under Symantec's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law; except as otherwise provided below, you will have until one year (three months in the case of Termination for Cause or a Voluntary Termination) after the effective date of your termination to exercise any stock options that were vested as of the effective date of your termination; and, except as otherwise provided below, all unvested shares of restricted stock will be repurchased by Symantec at $0.01 per share. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of restricted stock or options.

          (b) In the event of your Involuntary Termination or Termination without Cause, you will be entitled to a single lump sum severance payment equal to twice your then current annual base salary (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; the vesting of your unvested shares of restricted stock shall be accelerated in full; the vesting and exercisability of your outstanding options to purchase Symantec common stock shall be immediately accelerated by two years, and you will have until one year after the effective date of your termination to exercise any options that were vested, including those that were accelerated as of the effective date of your termination. Symantec shall reimburse you for all COBRA premiums paid by you for the full extension period permitted by law. Notwithstanding the foregoing, if your Involuntary Termination or Termination without Cause occurs within twelve months after a Change in Control, the vesting and exercisability of


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all your outstanding options to purchase Symantec common stock (or securities of the surviving entity that are issuable upon exercise of such options following the Change in Control) will be immediately accelerated in full and you will have until one year after the effective date of your termination to exercise such options.

     (c) In the event of your Termination for Death or Disability, the vesting of your unvested shares of restricted stock and the vesting and exercisability of your outstanding options to purchase Symantec common stock shall be immediately accelerated by two years and your designated beneficiary or, in the absence of such designation, your estate will be entitled to a single lump sum death benefit equal to $5,000,000 in accordance with Symantec's life insurance plan in the case of your death, or you will be entitled to disability payments of up to $20,000 per month after 180 days of continuous disability in accordance with Symantec's long term disability plan, and you or your estate will have until one year after the effective date of your death or disability to exercise any options that were vested as of the effective date of your termination, including those that were accelerated as of the effective date of your death or disability. Symantec agrees to maintain during the course of your employment insurance and disability coverage on your life in the amounts set forth above.

     (d) If your severance and other benefits provided for in this Section 8 constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

     (e) No payments due you hereunder shall be subject to mitigation or offset.

     9. Indemnification Agreement. Upon your commencement of employment with Symantec, Symantec will enter into its standard form of indemnification agreement for officers and directors, a copy of which is attached to this letter as Exhibit C, to indemnify you against certain liabilities you may incur as an officer or director of Symantec.

    10. Confidential Information and Invention Assignment Agreement. Upon your commencement of employment with Symantec, you will be required to sign its standard form of Employee Agreement, a copy of which is attached to this letter as Exhibit D, to protect Symantec's confidential information and intellectual property.

    11. Nonsolicitation. During the term of your employment with Symantec and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Symantec to terminate his or her employment with Symantec.

    12. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration

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conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

     13.  Miscellaneous.

          (a) Authority to Enter into Agreement. Symantec represents that its Chairman of the Board has due authority to execute and deliver this agreement on behalf of Symantec.

          (b) Absence of Conflicts. You represent that upon the Commencement Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

          (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

          (d) Successors. This agreement is binding on and may be enforced by Symantec and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Symantec or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Symantec's obligations under this agreement.

          (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Symantec in writing. Notices to Symantec will be addressed to its General Counsel at Symantec's corporate headquarters.

          (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Symantec duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

          (g) Entire Agreement. This agreement, including the attached exhibits, represents the entire agreement between us concerning the subject matter of your employment by Symantec and supersedes any agreements prior to April 11, 1999.

          (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

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          (i)  Legal Expenses. Symantec shall reimburse your reasonable and documented legal expenses in connection with this agreement in an amount not to exceed $15,000.

     John, we are very pleased to extend this offer of employment to you and look forward to your joining Symantec as its President and Chief Executive Officer. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,                       Accepted April 11, 1999


/s/ CARL D. CARMAN                     /s/ JOHN W. THOMPSON
-----------------------------------    -----------------------------------------
Carl D. Carman                         John W. Thompson
Chairman of the Board of Directors
Symantec Corporation

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